EXHIBIT 5

                   [MULDOON, MURPHY & FAUCETTE LLP LETTERHEAD]

                                  May 28, 1999




Board of Directors
SouthBanc Shares, Inc.
907 N. Main Street
Anderson, South Carolina 29621

      Re:   SouthBanc Shares, Inc.
            Registration Statement on Form S-3 for the Offer and Sale of 250,000 Shares Under Dividend Reinvestment Plan

Gentlemen:

      You have requested our opinion as special counsel for SouthBanc Shares, Inc. (the "Corporation"), a Delaware corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      In rendering this opinion, we understand that the common stock of the Corporation will be offered and sold pursuant to the SouthBanc Shares, Inc. Dividend Reinvestment Plan in the manner described in the Prospectus, which is part of the registration statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

      Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the 250,000 shares of common stock of the Corporation covered by the registration statement, upon issuance and payment therefor in the manner described in the Prospectus, will be legally issued, fully paid and nonassessable.

      The following provisions of the Corporation's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the legally issued, fully paid and nonassessable status of the Common Stock:

      Subsection (C)(3) of Article VII, which grants the Board the authority to construe and apply the provisions of that Article, subsection (C)(4) of
      Article VII, to the extent that subsection obligates any person to provide to the Board the information that subsection authorizes the Board to demand, and subsection (C)(1) of Article VII, to the extent that subsection limits the amount of shares of Common Stock a shareholder may vote, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority.

      This opinion is furnished for use as an exhibit to the registration statement. We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us under the heading "Legal Opinions."

                                          Very truly yours,

                                          /s/Muldoon, Murphy & Faucette LLP
                                          MULDOON, MURPHY & FAUCETTE LLP